Exhibit 99.3

For Immediate Release:
March 15, 2000

Contact:					Contact:
Michael J. Wayne, Vice President	Jerry Sleve, Vice President
Elmira Savings & Loan               Corning Natural Gas Corp.
733-5533, Ext. 240 			936-3755, Ext. 223

LOCAL MORTGAGE BANKING COMPANY BEING FORMED
Applying at Realtor's Office Expected to Accelerate Home Buying Process

"The process of buying a home will be getting easier" is the shared sentiment of Jerry Sleve, Vice President of Corning Natural Gas Corporation and Bill McKenzie, President of Elmira Savings & Loan, F.A. as they announced the formation of a local mortgage banking company.

"In today's world, a combination of "high tech and high touch" is necessary for a company to succeed," said Jerry Sleve. "We believe that with the presence of the mortgage banking operation, in concert with the advanced communication capabilities of the Internet, our customers will be well positioned to efficiently move through the home buying and selling process."

The new company is a joint venture between Corning Natural Gas Appliance Corporation (parent company of Prudential Ambrose & Shoemaker Real Estate) and Brilie Corporation (a wholly owned subsidiary of Elmira Savings & Loan, F.A.). Mortgage financing will be offered to home-buyers from within the Prudential Ambrose & Shoemaker Real Estate offices in Chemung, Steuben and Schuyler counties.

Marilyn Baxter, of Pine City, has been named President and General Manager of the new company. Marilyn has more than 13 years of banking experience, including 11 years in which she originated mortgages within Chemung and Steuben counties. "Marilyn is well respected within real estate circles," Sleve said, "and she will provide strong leadership as we work to satisfy our customers home buying needs."

The mortgage banking company will offer a variety of mortgage financing products including: fixed and adjustable rate mortgages, SONYMA and FHA loans. It will also feature jumbo mortgage loans, as well as mortgages for new home construction. The mortgage loans will be originated for a variety of correspondent lenders, one of whom will be Elmira Savings & Loan, Brilie's parent company.

"By providing financing options within the real estate sales offices, we will have an opportunity to assist with another portion of the home buying process," Sleve said. "Our goal is to be a complete home services company and this step will help to make the process more efficient, which is good for both the buyers and the sellers."

According to McKenzie, the new company is in the process of filing all of the papers for the appropriate regulatory approvals. He expects those approvals to be received, and the company operational by this coming Spring.

Prudential Ambrose & Shoemaker is the areas largest real estate company. In 1999 the company sold over 1,000 properties, with a market value of more than $93 million. Elmira Savings & Loan, founded in 1888, is a federally chartered community bank that specializes in real estate financing. At the end of 1999, the Bank's loan portfolio, consisting of all loans it has originated and services, either for itself or others, totaled more than 5,000 accounts with outstanding balances in excess of $325 million.